SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


NAME: Excelsior Hedge Fund of Funds I, LLC


ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE ZIP CODE):

U.S. Trust Center
301 North Elm Street
Greensboro, North Carolina  27401


TELEPHONE NUMBER (INCLUDING AREA CODE):  (336) 273-8554


NAME AND ADDRESS OF AGENTS FOR SERVICE OF PROCESS:

Excelsior Hedge Fund of Funds I, LLC
c/o Stephen C. Hassenfelt
Chairman
NCT Opportunities, Inc.
U.S. Trust Center
301 North Elm Street
Greensboro, North Carolina  27401


COPIES TO:
Kenneth S. Gerstein, Esq.
Schulte Roth & Zabel LLP
900 Third Avenue
New York, New York 10022


CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

Yes  X            No
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                                   SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Greensboro and State of North Carolina on the 23rd day of August, 2000.


                                            EXCELSIOR HEDGE FUND OF FUNDS I, LLC
                                            (Name of Registrant)


                                            By: /s/
                                                --------------------------------
                                                Name:  Stephen C. Hassenfelt
                                                Title: Principal Manager